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CUSIP NO. 743674-10-3                13G               PAGE 1 OF 10 PAGES

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     (AMENDMENT NO.          19        )*
                                    -------------------


                          PROTECTIVE LIFE CORPORATION
                          ---------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)


                                  743674-10-3
                                  -----------
                                (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 743674-10-3                 13G                PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AmSouth Bancorporation
      No. 63-0591257
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,942,478
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             2,434,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             3,589,392

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                             11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------
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CUSIP NO. 743674-10-3                 13G                   PAGE 3 OF 10 PAGES
---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AmSouth Bank
      No. 63-0935103
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Alabama

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,942,478
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             2,434,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             3,589,392

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                             11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------
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CUSIP No. 743674-10-3                13G                    Page 4 of 10 pages
---------------------                                       ------------------


                               AMENDMENT NO. 19
                               ----------------
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

               Report for the Calendar Year Ended December 31, 1997

   Item 1(a)   Name of Issuer:
   ---------

               Protective Life Corporation

   Item 1(b)   Address of Issuer's Principal Executive Offices:
   ---------

               2801 Highway 280 South
               Birmingham, Alabama 35223

   Item 2(a)   Name of Persons Filing:
   ---------

               AmSouth Bancorporation
               AmSouth Bank

   Item 2(b)   Address of Principal Business Office:
   ---------

               AmSouth Bancorporation
                  AmSouth/Sonat Tower
                  1900 Fifth Avenue North
                  Birmingham, Alabama  35203

               AmSouth Bank
                  AmSouth/Sonat Tower
                  Birmingham, Alabama  35203

   Item 2(c)   Citizenship:
   ---------

               AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a bank organized under the laws of the State of Alabama.

   Item 2(d)   Title of Class of Securities:
   ---------

               Common stock

   Item 2(e)      CUSIP Number:  743674-10-3
   ---------
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CUSIP No. 743674-10-3                13G                    Page 5 of 10 pages
---------------------                                       ------------------


Item 3         If this Statement is filed pursuant to Rules 13d-1(b) or
------         13d-2(b), check whether the person filing is a:

               (a)  [_]  Broker or Dealer registered under Section 15 of the Act


               (b)  [X]  Bank as defined in Section 3(a)(6) of the Act

               (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the
                         Act

               (d)  [_]  Investment Company registered under Section 8 of the
                         Investment Company Act

               (e)  [_]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940


               (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

               (g)  [X]  Parent Holding Company, in accordance with Section
                         240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

               (h)  [_]  Group, in accordance with Section 240.13d-
                         1(b)(1)(ii)(H)


Item 4  Ownership
------

               (a)  Amount Beneficially Owned:

                         AmSouth Bancorporation:              3,589,392
                         AmSouth Bank:                        3,589,392

               (b)  Percent of Class:

                         AmSouth Bancorporation:              11.7%
                         AmSouth Bank:                        11.7%

               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:

                           -0-

                    (ii)   shared power to vote or direct the vote:

                           AmSouth Bancorporation:            2,942,478
                           AmSouth Bank:                      2,942,478

                    (iii) sole power to dispose of or to direct the disposition of:

                           -0-
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CUSIP No. 743674-10-3                13G                    Page 6 of 10 pages
---------------------                                       ------------------

                    (iv) shared power to dispose of or to direct the disposition of:

                             AmSouth Bancorporation:          2,434,764
                             AmSouth Bank:                    2,434,764


               Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.


Item 5         Ownership of Five Percent or Less of a Class
------

               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person
------

               All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7         Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company

               See Exhibit 1.

Item 8         Identification and Classification of Members of the Group
------

               Not applicable.

Item 9         Notice of Dissolution of Group
------

               Not applicable.

Item 10        Certification
-------
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CUSIP No. 743674-10-3                13G                    Page 7 of 10 pages
---------------------                                       ------------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signatures:
     -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 13, 1998
     -----------------
     Date

     AMSOUTH BANCORPORATION



     By: /s/ CARL L. GORDAY
         --------------------
         Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title
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CUSIP No. 743674-10-3                13G                    Page 8 of 10 pages
---------------------                                       ------------------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 13, 1998
     -----------------
     Date



     AMSOUTH BANK



     By: /s/ CARL L. GORDAY
         --------------------
         Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title
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CUSIP No. 743674-10-3                13G                    Page 9 of 10 pages
---------------------                                       ------------------


                                   EXHIBIT 1
                                      TO
                               AMENDMENT NO. 19
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK


               Report for the Calendar Year Ended December 31, 1997


               The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                 AmSouth Bank
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---------------------                                       -------------------
CUSIP No. 743674-10-3                13G                    Page 10 of 10 pages
---------------------                                       -------------------

                                   EXHIBIT 2
                                      TO
                               AMENDMENT NO. 19
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

               Report for the Calendar Year Ended December 31, 1997


               The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                            AMSOUTH BANCORPORATION



                            By: /s/ CARL L. GORDAY
                                -------------------
                                Carl L. Gorday, Assistant Secretary



                            AMSOUTH BANK



                            By: /s/ CARL L. GORDAY
                                -------------------
                                Carl L. Gorday, Vice President